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                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant |X|

Filed by a party other than the registrant

Check the appropriate box:

     |_|  Preliminary proxy statement
     |_|  Definitive proxy statement
     |X|  Definitive additional materials
     |_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            INTERACTIVE NETWORK, INC.
                (Name of Registrant as Specified in Its Charter)

                            INTERACTIVE NETWORK, INC.
                   (Name of Person(s) Filing Proxy Statement)



Payment of filing fee (Check the appropriate box):

     |X|  No fee required.
     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(2) and 0-11.

     (1)      Title of each class of securities to which transaction applies:

     (2)      Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)      Proposed maximum aggregate value of transaction:

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     |_| Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the filing by registration statement number, or the form or schedule and the date of its filing.

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Proxy Issues

Rebuttal to the Interactive Network Independent Shareholders Committee (INISC)

The INISC group has stated "This Board and management has never filed Federal or State income taxes (see page 14 of INNN's Proxy Statement dated June 5, 2000)." This is false. PRIOR TO CURRENT MANAGEMENT TAKING CONTROL in mid 1998, the Company was not SEC compliant, nor had it maintained a transfer agent, or kept up its books and records, or tax filings. An enormous task of gathering and compiling of all available books and records of the company was immediately undertaken and concluded in early 1999. The result was a completed audit by KPMG for 1997 and 1998, with the Company maintaining SEC compliance starting with its 10-K filed for the fiscal year ended December 31, 1998. The company did file its 1999 tax returns, and is continuing to work with the firm Mark Lumer and Company to bring its prior tax obligations up to date.

The INISC group has stated "This Board and management, to the Committee's knowledge, has not completed any successful financing, despite having virtually no funds to operate or develop strategic alternatives." Your management and board of directors have made many major accomplishments, while working under a limited budget. We have made your dollars go farther by using sound fiduciary judgement. Some of the major accomplishments are the following:

1. Partnering with Two Way TV in forming an equally owned and governed joint venture, TWIN Entertainment, for the US and Canadian markets
2.    Recruiting a top notch President and Chief Technical Officer for TWIN
3. Negotiating a royalty paying licensing agreement with Two Way TV for all countries outside the TWIN market
4.    The finalization and settlement of the TCI litigation
5. The required filing and processing of a voluntary Chapter 11 proceeding in the US bankruptcy Court as part of the settlement with TCI
6.    Succeeding in bring clear title to the patents back to Interactive Network
7. Converting $38.4 million in principal and accrued interest of the Company's notes issued to TCI, NBC, Sprint, and Motorola, in September, 1994, into shares of the Company's common stock at a conversion price of $5.00 per share
8. Retaining as Chief Technical Officer the former Chief Scientist of Interactive Network, Dr. Robert Brown, to head the patent assessment, infringement and development program
9. Beginning a process for expanding and developing new IP, developing a plan to identify and evaluate potential infringement of the Company's IP, and establishing a licensing and litigation plan to enforce its patents
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10.   The recruiting of six members to the advisory board, including Gregg
      Freishstat (CEO of Vertical One), Paul Kagan (chairman and CEO of Paul Kagan Associates) and Robert Luxenberg (founder of Vina and Packeteer)
11. Establishing relationships with many of the iTV companies within the industry for the purpose of developing alliances

Regarding financing, your Board and Management is actively seeking to obtain additional funding through our strategic corporate investors as well other strategic investors who can assist management in forming alliances and partnerships in the iTV industry. Mr. Hesse offered to find financing for the company, but as Mr. Hesse has stated "Bauer on advise of council, declined on the basis that they would be sued by shareholders for financing at too deep a discount." The discount asked for by Mr. Hesse was approximately 50%. In addition, Mr. Hesse requested that the company hire him as a consultant at $10,000 per month. This was not acceptable to management because the company felt that he should already be acting as a consultant in his advisory board position with his compensation of 250,000 options, which was five times the standard 50,000 per year option grant made to the directors.

The INISC group has stated "This Board and management has failed, in our view, to maintain an effective dialogue with shareholders, to the point of refusing to respond to major shareholders on the issue of expanding the Board." This is not true. The company has established good relations with its major shareholders. Your Board and Management is actively seeking to diversify the board through its strategic corporate investors and other strategic investors who again can assist management in forming alliances and partnerships in the iTV industry. If the INISC is successful in electing their five nominees to the Board, management may be prevented from executing its strategy of adding strategic corporate directors to the Board. Mr. Hesse asked to be on the Board of Directors; however, the Board decided that it was not in the best interest of the Company to appoint him. The company believes he is now trying to do by hostile action what the current management believes is not best for the shareholders.

Mr. Hesse is required under SEC rules to state any transactions with the company over $60,000. The company is unable to find any mention of the 250,000 fully vested options he received to act as an advisory board consultant, or his mention of his right to receive a percentage of the value of any transaction over specified dollar amounts that the advisors bring to the company.

The INISC group has stated "If the five Nominees are elected, the Nominees will constitute a majority of the INNN Board and control of the company will transfer to the Nominees." Your management and Board of Directors believe that the effort to increase the board to nine members is not for the purpose of adding more resources in order to help the company, but instead, as stated above, for the purpose of taking over control of the company. Management and the Board believe that with its current Board of Directors, its advisory board, and the intended future addition of strategic corporate board members, it will have more than sufficient technical, financial, and management resources to accomplish all its goals in moving the company forward. The company needs a board of directors that will work together in harmony with management, and not one with dissident members.

Your management and Board feel that it would be disastrous to your company if this dissident group of shareholders were to take over control of your company. We feel it would jeopardize all the work that has been done so far and especially the relationships with our strategic investors. Having to bring in a completely new management team totally unfamiliar with the workings of the Company would cause a major disruption to all of the progress and plans of the Company.

If the INISC group is not successful in taking control of the Company, but is successful in placing Mr. Hesse on the board through cumulative voting, we again feel that this would be not in the best interests of the shareholders, and that it would cause disruption to the Board.

WE STRONGLY ASK FOR YOUR SUPPORT OF THE COMPANY BY VOTING THE WHITE PROXY CARD.

Thank you.

Your management team and Board